                                                                     EXHIBIT 4.1

                             STOCK OWNERSHIP PLAN

                                      of

                        NorAm TELECOMMUNICATIONS, INC.



                                 Plan Document



                                   TRUSTEES:

                               Edward R. McAyeal
                             Patrick A. McCloskey


                    TONKON, TORP, GALEN, MARMADUKE & BOOTH
                              1600 Pioneer Tower
                             888 S.W. Fifth Avenue
                          Portland, Oregon 97204-2099
                           Telephone: (503) 221-1440

                        TABLE OF CONTENTS
                                                                         Page
                                                                         ----
ARTICLE 1   DEFINITIONS...................................................  2

ARTICLE 2   PARTICIPATION.................................................  7
       2.1  Eligibility Requirements......................................  7
       2.2  Commencement of Participation.................................  7
       2.3  Change of Employment Status...................................  7

ARTICLE 3   CONTRIBUTIONS.................................................  8
       3.1  Employer Contributions........................................  8
       3.2  Form and Timing of Contributions..............................  8
       3.3  Participant Contributions.....................................  8
       3.4  No Rollover Contributions.....................................  8
       3.5  Acquisition Loan..............................................  9

ARTICLE 4   ACCOUNTS...................................................... 10
       4.1  Participants' Accounts........................................ 10
       4.2  Adjustments to Accounts....................................... 10
       4.3  Allocation of Employer Contributions,
            Forfeitures and Financed Shares............................... 11
       4.4  Maximum Annual Additions to Accounts.......................... 12

ARTICLE 5   DISTRIBUTIONS FROM THE ESOP................................... 16
       5.1  Distribution of Benefits Generally............................ 16
       5.2  Distribution Upon Retirement.................................. 18
       5.3  Distribution Upon Death....................................... 18
       5.4  Distribution Upon Physical or Mental Disability............... 19
       5.5  Distribution Upon Termination of Employment Other Than by
            Retirement, Death or Disability............................... 20
       5.6  Pre-Retirement Distributions for Diversification of
            Stock Balances................................................ 22
       5.7  Missing Participants or Beneficiaries......................... 22
       5.8  Benefits Not Assignable....................................... 22
       5.9  Direct Rollover Option........................................ 24

ARTICLE 6   EMPLOYER STOCK PROVISIONS..................................... 26
       6.1  Voting Employer Stock......................................... 26
       6.2  Dividends Paid on Employer Stock.............................. 26
       6.3  Restrictions on Employer Stock Distributed from ESOP.......... 27
       6.4  Rights and Options on Distributed Employer Stock.............. 28

ARTICLE 7   ADMINISTRATION................................................ 30
       7.1  Fiduciary Responsibility...................................... 30
       7.2  Nondiscriminatory Administration.............................. 30
       7.3  Responsibilities of Employer.................................. 30
       7.4  Claim Procedure............................................... 30
       7.5  Expenses of Administration.................................... 31

ARTICLE 8   ADMINISTRATOR................................................. 32
       8.1  Duties of the Administrator................................... 32
       8.2  Delegation of Responsibilities................................ 32
       8.3  Compensation.................................................. 32

ARTICLE 9   TRUSTEES...................................................... 34
       9.1  Limitation of Duties and responsibilities..................... 34
       9.2  General Administrative Powers................................. 34
       9.3  Records, Valuation, Accounting and Settlement................. 36
       9.4  Parties to Settlement......................................... 37
       9.5  Inspection of Records......................................... 37
       9.6  Conflicting Claims............................................ 37
       9.7  Resignation................................................... 37
       9.8  Removal; Successor Trustee.................................... 38
       9.9  Continuation of Trust Fund.................................... 38
       9.10 Performance Bond.............................................. 38

ARTICLE 10  INVESTMENT OF TRUST FUND...................................... 39
       10.1 Investment Management of Trust Fund........................... 39
       10.2 Permitted Investments......................................... 39
       10.3 Exempt Loan Permitted......................................... 39

ARTICLE 11  TERMINATION, AMENDMENT OR MERGER.............................. 40
       11.1 No Contractual Obligation..................................... 40
       11.2 Amendments.................................................... 40
       11.3 Merger, Consolidation or Transfer of Trust Fund............... 41
       11.4 Termination................................................... 41
       11.5 Vesting Upon Termination...................................... 41

ARTICLE 12  TOP-HEAVY PROVISIONS.......................................... 42
       12.1 Definitions................................................... 42
       12.2 Top-Heavy Plan Requirements................................... 46
       12.3 Aggregation of Plans.......................................... 48
       12.4 Special Limitations........................................... 49

ARTICLE 13  MISCELLANEOUS................................................. 50
       13.1 Nonliability of Employer...................................... 50
       13.2 Indemnification............................................... 50
       13.3 Exclusive Benefit of Participants............................. 50
       13.4 Return of Employer Contributions.............................. 50
       13.5 Construction.................................................. 51
       13.6 Severability.................................................. 51
       13.7 Applicable Law................................................ 51

                             STOCK OWNERSHIP PLAN
                                      OF
                        NORAM TELECOMMUNICATIONS, INC.

                           Adopted December 17, 1996


NorAm Telecommunications, Inc.                                          Employer


Edward R McAyeal                                                        Trustees
Patrick A. McCloskey


          This Stock Ownership Plan (the "Plan") establishes a tax-qualified retirement plan. This Plan is a stock bonus plan, designed as a leveraged employee stock ownership plan. This Plan is effective for the Plan Year ending December 31, 1996.

          The Plan, including the Trust Fund created by it, is intended to comply with sections 401 and 501 of the Code of 1986 and related Treasury Regulations, and is for the exclusive benefit of the eligible Employees. The Trustees agree to the terms and conditions of the trust contained in the Plan.

          The Administrator of the Plan has determined that this Plan is not presently "top-heavy" within the meaning of section 416(g) of the Code, however, the applicable provisions are included herein.

          The benefits under this Plan, to be vested and distributed in the manner described in the Plan, are accumulated in order to provide Employees with both a source of supplemental income at retirement and a measure of security should the conditions of their employment change.

                                   ARTICLE 1

                                  DEFINITIONS
                                  -----------

          The following words and phrases, as used in the Plan, have the following meanings, unless a different meaning is clearly required by the context:

          (a) "Account" means the records maintained by the Administrator to record a Participant's interest in the Trust Fund. As provided at Section 4.1, each Account shall consist of a Stock Balance and a Cash Balance.

          (b) "Administrator" means the Employer, which shall have the power to delegate duties to such other persons as may be necessary.

          (c) "Affiliated Group" means the group of entities deemed to be under common control with the Employer pursuant to sections 414(b), 414(c), 414(m) or 414(o) of the Code, or, for purposes of the annual addition limit of Section 4.4, section 415(h) of the Code. An entity shall be considered a member of the Affiliated Group only with respect to periods during which the relationship governed by sections 414(b), 414(c), 414(m), 414(o) or 415(h) of the Code exists.

          (d) "Beneficiary" means any person entitled to receive amounts from the Plan as a result of the death of a Participant.

          (e) "Code" means the Internal Revenue Code of 1986, as amended.

          (f) "Compensation" means an Employee's W-2 compensation subject to the following adjustments:

              (1) amounts excluded from income pursuant to sections 125 or 402(e)(3) of the Code shall be included;

              (2) all overtime pay shall be excluded;

              (3) 50% of commission income in excess of $30,000 in any Plan Year shall be excluded; and

              (4) 50% of piece-work income in excess of $30,000 in any Plan Year shall be excluded.

     Notwithstanding the foregoing, for purposes of the annual addition limit under section 4.4 and the "Top Heavy" rules in Article 12, Compensation shall mean nondeferred compensation reportable on Form W-2, but determined without regard to any rules that limit the remuneration included in wages based on the nature or location of the employment or the services performed plus, for purposes other than the annual addition limit under Section 4.4, any amounts excluded from income pursuant to sections 125 or 402(e)(3) of the Code. Compensation shall only include that Compensation which is actually paid to the Participant during the Plan Year.

          In addition to other applicable limitations set forth in the Plan, and notwithstanding any other provision of the Plan to the contrary, the Compensation of each Employee taken into account under the Plan shall not exceed the OBRA '93 annual compensation limit. The OBRA '93 annual compensation limit is $150,000, as adjusted by the Commissioner for increases in the cost of living in accordance with section 401(a)(17)(B) of the Code. The cost-of-living adjustment in effect for a calendar year applies to any period, not exceeding 12 months, over which Compensation is determined (determination period) beginning in such calendar year. If a determination period consists of fewer than 12 months, the OBRA '93 annual compensation limit will be multiplied by a fraction, the numerator of which is the number of months in the determination period, and the denominator of which is 12. Any reference in this Plan to the limitation under section 401
     (a)(17) of the Code shall mean the OBRA '93 annual compensation limit set forth in this section.

          If Compensation for any prior determination period is taken into account in determining an Employee's benefits accruing in the current Plan Year, the Compensation for that prior determination period is subject to the OBRA '93 annual compensation limit in effect for that prior determination period.

          (g) "Directors" means the board of directors of the Employer.

          (h) "Employee" means any person in the employ of the Employer maintaining the Plan or of any other Employer required to be aggregated with the Employer under sections 414(b), (c), (m) or (o) of the Code, including Leased Employees within the meaning of sections 414(n) or (o) of the Code.

          (i) "Employer" means NorAm Telecommunications, Inc. and such of its successors as may expressly adopt the Plan and agree in writing to continue it. Any action required or permitted to be taken by the Employer may be authorized by any officer of the Employer. Any member of the Affiliated Group may, with the consent of the Board of Directors of NorAm Telecommunications, Inc., adopt the Plan and "Employer" shall mean all such participating employers collectively. As of the effective date of this Plan, the only. participating affiliated employer is Advanced Communication Technologies, Inc.

          (j) "Employer Stock" means the shares of Class A Common Stock (voting) of the Employer, with no par value.

          (k) "ERISA" means the Employee Retirement Income Security Act of 1974, as amended from time to time.

          (1) "Hour of Service" means:

              (1) Each hour for which an Employee is paid, or entitled to payment, for the performance of duties for the Employer during a Plan Year.

              (2) Each hour for which an Employee is paid, or entitled to payment, by the Employer on account of a period of time during which no duties are performed (irrespective of whether the employment relationship has terminated) due to vacation, holiday, illness, incapacity (including disability), layoff, jury duty, military duty or leave of absence. Notwithstanding the preceding sentence:

                  (i) An hour for which an Employee is directly or indirectly paid, or entitled to payment, on account of a period during which no duties are performed is not required to be credited to the Employee if such payment is made or due under a plan maintained solely for the purpose of complying with workers' compensation, or unemployment compensation or disability insurance laws.

                  (ii) Hours of Service are not required to be credited for a payment which solely reimburses an Employee for medical or medically related expenses incurred by the Employee.

          For purposes of this subsection (2), a payment shall be deemed to be made by or due from the Employer regardless of whether such payment is made by or due from the Employer directly, or indirectly through, among others, a trust fund, or insurer, to which the Employer contributes or pays premiums and regardless of whether contributions made or due to the trust fund, insurer or other entity are for the benefit of particular Employees or are on behalf of a group of Employees in the aggregate;

              (3) Each hour for which back pay, irrespective of mitigation of damages, is either awarded or agreed to by the Employer. The same Hours of Service shall not be credited both under subsection (1) or subsection (2), as the case may be, and under this subsection (3);

             (4) The determination of Hours of Service for reasons other than the performance of duties and the crediting of Hours of Service to computation periods shall be in accordance with Department of Labor Regulations (S)2530.200b-2(b) and (c), which are hereby incorporated by reference, and the veterans' reemployment rights laws;

              (5) In the case of Employees for whom the Employer does not maintain records of the hours worked, 190 Hours of Service shall be credited for each month in which the Employee has at least one Hour of Service;

              (6) In the case of any Participant who is absent from work:

                    (i) by reason of the pregnancy of the Participant;

                   (ii) by reason of birth of the child of the Participant;

                  (iii) by reason of the placement of a child with the
              Participant in connection with the adoption of such child by such Participant; or

                   (iv) for purposes of caring for such child for a period
              beginning immediately following such birth or placement;

          such Participant shall receive credit for the Hours of Service which otherwise would have been credited to the Participant but for such absence or, if the Administrator is unable to determine with reasonable accuracy the Participant's imputed Hours of Service, such Participant shall receive credit for eight Hours of Service per day of absence. Notwithstanding the foregoing, the maximum number of Hours of Service credited under this subsection (6) shall not exceed 501. The Hours of Service credited under this subsection (6) shall be applied to the Plan Year in which the absence begins if the Participant's Hours of. Service in such Plan Year would be less than 501 without the application of this subsection. If the Participant has more than 500 Hours of Service in the Plan Year in which the absence begins (without the application of this subsection), the Hours of Service credited under this subsection shall be applied to the Plan Year that immediately follows the Plan Year in which the absence begins.

              (7) For purposes of eligibility to participate in the Plan and the vesting of benefits under the Plan, Hours of Service with a member of the Affiliated Group shall constitute Hours of Service with the Employer.

          (m) "Highly Compensated Employee", for years beginning after December 31, 1996, means any Employee who was a 5-percent owner at any time during the

     Plan Year or the preceding Plan Year or, for the preceding Plan Year, had compensation from the Employer in excess of $80,000.

          (n) "Leased Employee" means any person (other than an employee of the recipient) who pursuant to an agreement between the recipient and any other person ("leasing organization") has performed services for the recipient (or for the recipient and related persons determined in accordance with section 414(n)(6) of the Code) on a substantially full time basis for a period of at least one year, and such services are of a type historically performed by employees in the business field of the recipient employer. Contributions or benefits provided a Leased Employee by the leasing organization which are attributable to services performed for the recipient employer shall be treated as provided by the recipient employer. A Leased Employee shall not be considered an employee of the recipient if:

               (i) such employee is covered by a money purchase pension plan providing: (1) a nonintegrated employer contribution rate of at least 10 percent of compensation, as defined above, but including amounts contributed pursuant to a salary reduction agreement which are excludable from the employee's gross income under section 125, 402(e)(3), 402(h) or 403(b) of the Code, (2) immediate participation, and (3) full and immediate vesting; and

              (ii) Leased Employees do not constitute more than 20 percent of the recipient's nonhighly compensated workforce.

          (o) "Normal Retirement Age" means the date an Employee attains age 62.

          (p) "Participant" means an Employee qualified to participate in the Plan under Article 2 and a former Employee who continues to have an Account in the Plan.

          (q) "Plan" means this Stock Ownership Plan, including the trust agreement contained herein.

          (r) "Plan Year" means the 12-month period from and including the first day of January to and including the last day of December.

          (s) "Trustees" means the Trustees named herein and any duly appointed successor.

          (t) "Trust Fund" means all property held by the Trustees under the Plan.

          (u) "Valuation Date" means the last day of each Plan Year and any other date on which the Administrator advises the Trustees to value the Trust Fund.

                                   ARTICLE 2

                                 PARTICIPATION
                                 -------------

          2.1   Eligibility Requirements.

          2.1-1 Except as otherwise provided in this Section 2.1. all Employees are eligible to participate in the Plan.

          2.1-2 No person who is covered by a collective bargaining agreement between a union and the Employer or any employers' association under which retirement benefits were the subject of good faith bargaining shall participate in the Plan, unless such participation is required by the collective bargaining agreement.

          2.1-3 No Leased Employee shall participate in the Plan.

          2.1-4 No Employee who is on permanent part-time status shall participate in the Plan.

          2.2   Commencement of Participation.

          An eligible Employee shall participate in the Plan on the January 1 or July 1 next following the later of (i) the Employee's 18th birthday or (ii) the first anniversary of the Employee's first Hour of Service with the Employer. Notwithstanding the foregoing, all Eligible Employees who are employed by the Employer on December 1, 1996 shall participate in the Plan on that date. A Participant who terminates and is reemployed as an Eligible Employee shall participate in the Plan on the date reemployed.

          2.3   Change of Employment Status.

          If an Employee becomes eligible to participate as a result of a change in employment status, the Employee shall participate in the Plan on the later of the date the status changes or the date on which the Employee satisfies the conditions of Section 2.2. If a Participant becomes ineligible to participate because of a change in employment status, the Participant shall cease participating in the Plan as of the date the status changes; provided, however, that for as long as the Participant remains employed by the Employer, the Participant will continue to accrue Hours of Service for purposes of determining the vested benefit from the Plan.

                                   ARTICLE 3

                                 CONTRIBUTIONS
                                 -------------

          3.1 Employer Contributions.

          For each Plan Year, the Employer may contribute to the Plan an amount, if any, determined by the Directors; provided, however, that the Employer shall contribute to the Trustees an amount in cash not less than the amount required to enable the Trustees to discharge any indebtedness incurred with respect to an Acquisition Loan (as described in Section 3.5). If any part of the Employer's contribution for any Plan Year is in cash in an amount exceeding the amount needed to pay the amount due during or prior to the Plan Year with respect to an Acquisition Loan, such cash shall be applied by the Trustees in their sole discretion either to purchase Employer Stock or to repay an Acquisition Loan.
No person, including the Trustees, shall compel the Employer to make any contribution to the Plan. Neither the Trustees nor the Administrator shall be under any duty or obligation to inquire into the correctness of the amount of the contribution which shall be made by the Employer to the Trustees, nor shall any person, the Trustees or Administrator be obligated to institute any legal action to compel the Employer to make any contribution to this Plan. Notwithstanding any provision of this Plan to the contrary, contributions, benefits and service credit with respect to qualified military service will be provided in accordance with section 414(u) of the Code.

          3.2 Form and Timing of Contributions.

          Contributions to the Plan shall be in cash or shares of Employer Stock. The Employer's contributions for any Plan Year shall be paid to the Trustees in one or more installments, the last of which shall not be later than the date for filing the Employer's federal income tax return for such Plan Year, including any extensions of time granted for such filing. For the purposes of this Plan, contributions prior to the last day of a Plan Year shall be accounted for separately until the last day of the Plan Year, at which time they shall be allocated among the Participants' Accounts.

          3.3 Participant Contributions.

          No Participant shall be required or permitted to contribute to the Plan.

          3.4 No Rollover Contributions.

          The Trustees of this Plan may not accept rollover contributions from any other qualified plan or individual retirement account.

          3.5 Acquisition Loan.

          An installment obligation incurred by the Trustees in connection with the purchase of Employer Stock shall constitute an Acquisition Loan. The Trustees may incur an Acquisition Loan from time to time to finance the acquisition of Employer Stock for the Trust or to repay a prior Acquisition Loan. Shares of Employer Stock acquired by the Trustees with the proceeds of an Acquisition Loan are described herein as "Financed Shares." An Acquisition Loan shall be for a specific term, shall bear a reasonable rate of interest, and shall not be payable on demand except in the event of default. An Acquisition Loan may be secured by a collateral pledge of the Financed Shares so acquired and any other Plan assets which are permissible security within the provisions of Treasury Regulation (S) 54.4975-7(b). No other assets of the Plan or Trust may be pledged as collateral for an Acquisition Loan, and no lender shall have recourse against any other Trust assets. Any pledge of Financed Shares shall provide for the release of shares so pledged on a basis equal to the principal and interest (or, if the requirements of Treasury Regulation (S) 54.4975-7(b)(8)(ii) are met, principal payments only), paid by the Trustees on the Acquisition Loan. The released Financed Shares shall be allocated to Participants' Stock Balances in accordance in accordance with Section 4.3. Payment of principal and interest on any Acquisition Loan shall be made by the Trustees only from Employer contributions paid in cash to enable the Trustees to repay such loan, from earnings attributable to such contributions, and any cash dividends received by the Trustees on Financed Shares acquired with the proceeds of the Acquisition Loan (including such contributions, earnings and dividends received during or prior to the year of repayment less such payments in prior years), whether or not allocated. Financed Shares shall initially be credited to a "Loan Suspense Account" and shall be transferred for allocation to the Accounts of Participants only as payments of principal and interest (or, if the requirements of Treasury Regulation (S) 54.4975-7(b)(8)(ii) are met, principal payments only) on the Acquisition Loan for that Plan Year bears to the total remaining payments of principal and interest projected (or, if the requirements of Treasury Regulation (S) 54.4975-7(b)(8)(ii) are met, principal payments only) on the Acquisition Loan over the duration of the Acquisition Loan repayment period.

                                   ARTICLE 4

                                   ACCOUNTS
                                   --------

          4.1   Participants' Accounts.

          The Administrator shall maintain an Account for each Participant, recording that person's interest in contributions, each of which shall be regularly adjusted in accordance with section 4.2 and 4.3. Each Account shall be subdivided into a Stock Balance and a Cash Balance:

          (a) Stock Balances. The Stock Balance will reflect the Participant's share of Employer contributions made in Employer Stock, his or her allocable share of released Financed Shares, his or her allocable share of Employer Stock forfeitures and any Employer Stock attributable to earnings on such stock.

          (b) Cash Balances. The Cash Balance will reflect the Participant's share of Employer contributions made in cash, any cash dividends on Employer Stock allocated and credited to his or her Stock Balance (other than currently distributable dividends) and his or her share of corresponding cash forfeitures and any income, gains losses, appreciation or depreciation attributable thereto.

Reference to a Participant's Account means both his or her Stock Balance and Cash Balance. Except as otherwise provided in the Plan, the Trustees shall hold all assets of the Plan in a single, commingled fund, and no Participant shall have any interest in an individual asset of the Trust Fund.

          4.2   Adjustments to Accounts.

          4.2-1 As of each Valuation Date, the Trustees shall:

          (a) First, charge to the Stock Balance of each Participant all distributions and payments made to the Participant since the last preceding Valuation Date that have not been charged previously;

          (b) Next, credit to each Participant's Stock Balance the shares of Employer Stock, if any, that have been purchased with amounts from the Participant's Cash Balance since the last preceding Valuation Date, and adjust such Balances in accordance with Subsection 4.2-2 and Section 4.3; and

          (c) Next, allocate and credit to each Participant's Cash Balance the Employer contributions made in cash and cash Forfeitures that are allocated and credited as of that date in accordance with Subsection 4.2-2 and allocate and credit to each Participant's Stock Balance the shares of Employer Stock and Employer Stock forfeitures that are to be allocated and credited as of that date in accordance with the provisions of Section 4.3.

          (d) Finally, make any remaining allocations and adjustments described in Subsection 4.2-2 and Section 4.3.

          4.2-2 For each Plan Year, Employer contributions (other than contributions used to repay an Acquisition Loan) that are made in cash for that year, and cash forfeitures arising under the Plan during that year shall be allocated, as of the Valuation Date, to the Cash Balance of each Participant in the same manner as Employer Stock contributed would be allocated under the provisions of Section 4.3. Upon the purchase of Employer Stock or the repayment of an Acquisition Loan with such cash, an appropriate number of shares of Employer Stock shall be credited to the Stock Balance of such Participant and the Participant's Cash Balance shall be charged by the amount of the cash used to buy such Employer Stock or to repay the Acquisition Loan, as applicable. The Trustees shall also credit to the Cash Balance of each Participant any cash dividends paid to the Trustees on shares of Employer Stock held in that Participant's Stock Balance as of the record date. The Trustees shall apply such cash dividends credited to a Participant's Cash Balance to purchase shares of Employer Stock or to the repayment of an Acquisition Loan. Thereafter, an appropriate number of shares of Employer Stock shall then be credited to the Stock Balance of such Participant and the Participant's Cash Balance shall then be charged by the amount of cash used to purchase such Employer Stock or to repay the Acquisition Loan, as applicable. As of the Valuation Date, before the allocation of any Employer contributions made in cash, any appreciation, depreciation, income, gains or losses in the fair market value of the Trust Fund (excluding Employer Stock) shall be allocated among and credited to the Cash Balances of the Participants, according to the balance of each Cash Balance as of the immediately preceding Valuation Date, reduced in each case by the amount of any charge to said Cash Balance since the next preceding Valuation Date. Any gain or loss realized by the Trustees on the sale of Employer Stock will be allocated to the Cash Balances of Participants, according to the balance of Participants' Stock Balances, as of the next preceding Valuation Date.

          4.3 Allocation of Employer Contributions. Forfeitures and Financed Shares.

          4.3-1 The Account of each Participant who has at least 1,000 Hours of Service in the Plan Year and who is employed on the last day of the Plan Year shall share in the allocation of the Employer contribution on and forfeitures for that Plan Year and in the allocation of Financed Shares released from the Loan Suspense Account during that year.

          4.3-2 Notwithstanding Section 4.4-1 the Account of any Participant who terminates employment after reaching Normal Retirement Age or whose employment terminates for reasons of death or total disability (as described in Section 5.4) shall share in the allocation of the Employer contribution, forfeitures and released Financed Shares for the Plan Year in which his or her employment terminates.

          4.3-3 The Employer contribution, forfeitures and release Financed Shares shall be allocated among the Participant's Accounts according to the ratio that the Compensation of each eligible Participant for the Plan Year bears to the total Compensation of all such Participants for the Plan Year.

          4.3-4 Notwithstanding any provision in the Plan to the contrary, if shares of Employer Stock are sold to the Plan by a shareholder in a transaction for which special tax treatment is elected by such shareholder pursuant to section 1042 of the Code, no assets attributable to such Employer Stock may be allocated to the Stock Balance of:

          (a) any person who owns (after application of section 318(a) of the Code) more than 25 percent in value of the outstanding securities of the Employer; and

          (b) the shareholder, and any person who is related to such shareholder (within the meaning of section 267(b) of the Code, but excluding lineal descendants of such shareholder as long as no more than five percent of the aggregate amount of all Employer Stock sold by such shareholder in a transaction to which section 1042 of the Code applies is allocated to lineal descendants of such shareholder) during the Nonallocation Period (as defined below).

          Further, no allocation of Employer contributions may be made to the Accounts of such persons unless additional allocations are made to other Participants, in accordance with the provisions of sections 401(a) and 410 of the Code. The phrase "Nonallocation Period" means the period beginning on the date of sale and ending on the later of ten years after the date of sale or the date of the allocation attributable to the final payment on the Acquisition Loan incurred with respect to the sale.

          4.4    Maximum Annual Additions to Accounts.

          4.4-1 The amount of Annual Additions which the Administrator may allocate under this Plan to a Participant's Account for a Plan Year shall not exceed the Maximum Permissible Amount. If the amount the Employer otherwise would contribute to the Participant's Account would cause the Annual Additions for the Plan Year to exceed the Maximum Permissible Amount, the Employer shall reduce its contribution to this Plan so that the Annual Additions for the Plan Year equal the Maximum Permissible Amount.

          4.4-2 Prior to determining a Participant's actual Compensation for a Plan Year, the Administrator may determine the Maximum Permissible Amount on the basis of the Participant's estimated annual Compensation for such Plan Year. The Administrator shall make this determination on a reasonable and uniform basis for all Participants similarly situated. The Administrator shall reduce any Employer contributions (including any allocation of forfeitures, if any) based on estimated annual Compensation by any Excess Additions carried over from prior years.

          4.4-3 As soon as is administratively feasible after the end of the Plan Year, the Administrator shall determine the Maximum Permissible Amount for such Plan Year on the basis of the Participant's actual Compensation for such Plan Year. If, pursuant to the preceding sentence or because of the allocation of forfeitures, there is an Excess Addition with respect to a Participant for a Plan Year, the Administrator shall dispose of such Excess Addition as follows:

          (a) The Administrator shall return any nondeductible contributions to the Participant to the extent the return would reduce the Excess Addition.

          (b) If, after the application of (a), an Excess Addition still exists and the Plan covers the Participant at the end of the Plan Year, the Administrator shall use the Excess Addition to reduce future Employer contributions (including any allocation of forfeitures) under the Plan for the next Plan Year and for each succeeding Plan Year, as is necessary, for the Participant.

          (c) If, after the application of (a), an Excess Addition still exists and the Plan does not cover the Participant at the end of the Plan Year, the Administrator shall hold the Excess Addition unallocated in a suspense account. The Administrator shall apply the suspense account to reduce Employer contributions (including allocation of forfeitures) for all remaining Participants in the next Plan Year, and in each succeeding Plan Year, if necessary.

          (d) The Administrator shall not distribute any Excess Addition to Participants or to former Participants.

          4.4-4 If a Participant participates, or has ever participated, in a Defined Benefit Plan maintained by the Affiliated Group, the sum of the Defined Benefit Plan Fraction and the Defined Contribution Plan Fraction for the Participant for any Plan Year shall not exceed 1.0, except to the extent expressly permitted pursuant to transition rules established under section 415 of the Code. If in any Plan Year the sum of the Defined Benefit Plan Fraction and the Defined Contribution Plan Fraction on behalf of a Participant exceeds 1.0, the Employer shall reduce the Participant's benefits from the Defined Benefit Plan to the extent necessary to prevent the sum of the Defined Contribution Plan Fraction and the Defined Benefit Plan Fraction from exceeding 1.0.

          4.4-5 All Defined Benefit Plans and Defined Contribution Plans (whether or not terminated) maintained by the Affiliated Group shall be treated as a single plan.

          4.4-6 The limitation year is the Plan Year. All qualified plans of the Affiliated Group shall have the same limitation year.

          4.4-7  For purposes of this Section:

          (a) "Annual Addition" means the sum of the following amounts allocated on behalf of a Participant for a Plan Year: (1) all employer contributions; (2) all forfeitures; (3) amounts described in sections 415(l)(2) and 4l9(A)(d)(l) of the Code. Amounts reapplied to reduce Employer contributions under Section 4.4-3 shall also be included as Annual Additions.

          (b) "Excess Addition" means the excess of the Participant's Annual Additions for the Plan Year over the Maximum Permissible Amount.

          (c) "Maximum Permissible Amount" means the lesser of (1) $30,000 (or, if greater, 1/4 of the dollar limitation in effect under section 415(b)(l)(A) of the Code), or (2) 25 percent of the Participant's Compensation for the Plan Year. For purposes of the preceding sentence, the Compensation limitation shall not apply to any contribution for medical benefits (within the meaning of section 410(h) of the Code) which is otherwise treated as an annual addition under section 415(l)(l) or 419A(d)(2) of the Code. If there is a short Plan Year because of a change in year, the Administrator will multiply the $30,000 limitation (or larger limitation) by a fraction, the numerator of which is the number of complete months in the Plan Year and the denominator of which is 12.

          (d) A "Defined Benefit Plan" means a retirement plan that does not provide for individual accounts for employer contributions.

          (e) "Defined Benefit Plan Fraction" means the Projected Annual Benefit of the Participant under a Defined Benefit Plan divided by the lesser of (1) 125 percent of the dollar limitation in effect under sections 415(b) and (d) of the Code for the Plan Year, or (2) 140 percent of the Participant's highest average Compensation for three consecutive years of service, including any adjustments under section 415(b) of the Code. For purposes of the Defined Benefit Plan Fraction, a year of service is a Plan Year in which the Employee completed at least 1,000 Hours of Service.

          (f) "Defined Contribution Plan Fraction" means the sum of the Annual Additions to the Participant's Account as of close of the Plan Year divided by the sum of the lesser of the following amounts determined for the Plan Year and for each prior year of service with the Affiliated Group:
     (1) 125 percent of the dollar limitation in effect under section 415(c)(l)(A) of the Code for the Plan Year (determined without regard to the special dollar limitations for Employee stock ownership plans), or (2) 25 percent of the Participant's Compensation for the Plan Year.

          (g) "Projected Annual Benefit" means the Participant's annual retirement benefit (adjusted to an actuarial equivalent straight life annuity if the plan expresses such benefit in a form other than a straight life annuity or qualified joint and survivor annuity) under the terms of a Defined Benefit Plan on the assumptions the Participant continues employment until his or her Normal Retirement Age (or current age, if later), Compensation continues at the same rate as in effect in the Plan Year under consideration until his or her Normal Retirement Age and all other relevant factors used to determine benefits under the Defined Benefit Plan remain constant as of the current Plan Year for all future Plan Years.

          4.4-8 The limitations of section 415 of the Code and Treasury Regulations thereunder are incorporated in their entirety into this Plan by reference and shall take precedence and priority over all other provisions of the Plan.

                                   ARTICLE 5

                          DISTRIBUTIONS FROM THE ESOP
                          ---------------------------

          5.1    Distribution of Benefits Generally.

          5.1-1 Benefits shall not be paid to any Participant except in accordance with this Article. All distributions from the Plan shall be based on the most recent valuation of the Trust Fund preceding the date of distribution. If a Participant does not have a nonforfeitable right to any of his or her Account on the date the Participant severs employment with the Employer, the Participant shall be deemed to be cashed out of his or her Account as of such date. Distribution of a Participant's vested Stock Balance will be made in whole shares of Employer Stock or cash or a combination of both, as determined by the Administrator; provided, that the Administrator shall notify the Participant or Beneficiary of his or her right to demand distribution of his or her vested Stock Balance entirely in whole shares of Employer Stock (with the value of any fractional share paid in cash). However, if the Articles of Incorporation or Bylaws of the Employer restrict ownership of substantially all of the outstanding Employer Stock to employees and the Trust, then the distribution of a Participant's Stock Balance shall be made entirely in the form of cash or other property, and the Participant in not entitled to a distribution in the form of Employer Stock. Distribution of a Participant's vested Cash Balance will be made in cash. Also to the extent a Participant has elected to diversify his or her Account under Section 5.6, the Participant shall not have the right to demand that such diversified portion of the Account be paid in the form of shares of Employer Stock.

          5.1-2 Unless an earlier date is require by Subsections 5.1-3 or 5.1-4, distribution of a Participant's Account shall be made not later than one year after the end of the fifth Plan Year following the Plan Year during which the Participant severed employment with the Employer, unless the Participant is reemployed by the Employer before the end of such year.

          5.1-3 Notwithstanding any other provision of the Plan, unless the Participant elects otherwise, distribution of a Participant's benefits from this Plan must commence not later than the 60th day after the end of the Plan Year in which the latest of the following occurs:

          (a)    The date the Participant reaches age 62;

          (b) The date ten years after the Participant first becomes eligible to participate in the Plan; or

          (c) The date the Participant's employment with the Employer terminates.

          5.1-4 Notwithstanding any provision in the Plan to the contrary, the distributions under the Plan must be made in accordance with section 401(a)(9) of the Code and the regulations thereunder. For Plan Years prior to January 1, 1997, distributions must satisfy the following minimum distribution requirements:

          (a) The entire vested interest of each Participant in the Plan shall be distributed not later than April 1 of the calendar year following the calendar year in which the Participant attains age 70 1/2.

          (b) If a Participant dies before the Participant's entire vested interest has been distributed, the remaining balance of the Participant's vested interest shall be distributed to the Participant's beneficiary or beneficiaries at least as rapidly as under the method of distribution in effect as of the date of the Participant's death.

          (c) If distribution to a Participant has not commenced and a Participant dies, the Participant's entire interest shall be distributed within five years after the death of the Participant. If the designated beneficiary is the surviving spouse of the Participant, commencement of payments may be deferred until the date on which the Participant would have attained age 70 1/2. If a designated beneficiary who is the surviving spouse of a Participant dies before payments commence, the Participant's entire interest shall be distributed within five years of the date of the spouse's death.

          (d)    To satisfy the minimum distribution incidental benefit rule of section 401 (a)(9)(G) of the Code, the period over which payments are made shall not exceed the applicable period determined under Proposed Treasury Regulation (S) l.401(a)(9)-2, Q&A-4 and 5.

          For Plan Years beginning after December 31, 1996, distribution of a Participant's Account shall occur not later than the April 1 of the year following the later of (i) the year in which the Employee attains age 70-1/2 or
(ii) the year in which the Employee retires; provided, however, that Subsection
(ii) shall not apply in the case of an Employee who is a five percent owner (as defined in section 416 of the Code) for the Plan Year in which the Employee attains age 70-1/2.

          5.1-5 If a distribution is one to which sections 401(a)(11) and 417 of the Code do not apply, such distribution may commence less than 30 days after the notice required under Treasury Regulation (S) 1.411(a)-11(c) is given, provided that:

          (a) the Administrator clearly informs the Participant that the Participant has a right to a period of at least 30 days after receiving the notice to consider the decision of whether or not to elect a distribution (and, if applicable, a particular distribution option), and

          (b) the Participant, after receiving the notice, affirmatively elects a distribution.

          5.1-6 The Administrator may direct the Trustees to make any distribution which a Participant is entitled to receive:

          (a)    Directly to the Participant;

          (b)    To any person having custody of the Participant;

          (c)    To the legal guardian of the Participant; or

          (d) To any person or corporation furnishing maintenance, support or hospitalization to the Participant.

The receipt of the person to whom disbursements are made shall be a sufficient voucher for the Trustees.

          5.1-7 Prior to final payment or distribution to any Participant, his or her legal representative or Beneficiary, the Administrator may demand from the recipient a written receipt or acquittance, in full satisfaction of all claims against the Plan, the Trustees, the Administrator, the Directors and the Employer.

          5.2    Distribution Upon Retirement.

          Notwithstanding Section 5.5, a Participant's Account shall be fully vested and nonforfeitable once the Participant attains Normal Retirement Age. The Account of a Participant retiring on or after Normal Retirement Age shall be distributed in a single distribution of the entire amount credited to the Account.

          5.3    Distribution Upon Death.

          5.3-1 Notwithstanding Section 5.5, in the event a Participant's employment terminates because of death, the Participant's Account shall be fully vested and nonforfeitable. The provisions herein relating to distributions to a Beneficiary also apply in the event of the death of a Participant whose employment previously terminated but who has not yet received the total amount to which the Participant is entitled under the Plan. The Beneficiary of a Participant who has terminated employment for reasons other than retirement, death or disability (as described in Section 5.4) shall not receive any amount greater than the Participant's vested interest as described in Section 5.5.

          5.3-2 The Administrator shall direct the Trustees to distribute the amount credited to a deceased Participant's Account to the Participant's Beneficiary. The method of payment of the Account shall be in the form of a single sum. The benefit commencement date shall be no later than the 180th day after the end of the Plan Year in which the Participant dies, but if the Beneficiary is the Participant's surviving spouse, the benefit commencement date shall be either the first day of the month in which the Participant would have attained the Normal Retirement Age or an earlier date if the Participant's surviving spouse consents.

          5.3-3 Each Participant may file with the Administrator a designation of Beneficiary or Beneficiaries to receive amounts payable from the Plan upon the Participant's death. The designation may be changed from time to time by the Participant. No designation of Beneficiary or change of designation is effective until delivered to the Administrator. A married Participant's designation of a Beneficiary or change in designation which names a Beneficiary other than the Participant's spouse shall only be effective if the designation names a specific beneficiary and the spouse consents to the designation in writing. The spousal consent shall be irrevocable and shall be witnessed by a representative of the Administrator or notary public. Spousal consent shall not be required if (i) the spouse cannot be located after a reasonable effort or
(ii) the Participant has a court order to the effect that the Participant has been abandoned or is legally separated. Also, if the spouse is legally incompetent to give consent, the spouse's legal guardian may give such consent (even if the guardian is the Participant). If the Participant has not named a Beneficiary, or if no named Beneficiary is living at the death of the Participant, the Account shall be distributed to the following persons in the following order of priority:

          (a)    The Participant's spouse;

          (b) The Participant's lineal descendants, by right of representation; or

          (c)    The Participant's estate.

If a Beneficiary dies after the Participant but before receiving the full distribution to which the Beneficiary is entitled, the remaining amount shall be paid to the Beneficiary's estate.

          5.4    Distribution Upon Physical or Mental Disability.

          If the employment of a Participant terminates because of total physical or mental disability which in the opinion of the Administrator permanently prevents Participant from resuming employment with the Employer, the Participant's Account shall be fully vested and nonforfeitable, notwithstanding
Section 5.5. In determining whether or not a Participant is permanently physically or mentally disabled, the administrator may rely upon a certification of a medical examiner satisfactory to the Administrator. In administering this Section, the administrator shall, to the fullest practical extent, treat alike all participants similarly situated.

          5.5 Distribution Upon Termination of Employment Other Than by Retirement. Death or Disability.

          5.5-1 In the event a Participant's employment terminates for any reason other than retirement, death or total disability (as described in Section 5.4), the percentage of the Participant's Account which shall be vested and nonforfeitable shall be determined according to the following schedule:

                 Years of                  Vested
                 Service                   Percentage
                 -------                   ----------

                 less than 5                    0%
                 5 or more                    100%

A "Year of Service" means a Plan Year in which an Employee has at least 1,000 Hours of Service. A "One-Year Break in Service" means a Plan Year in which an Employee has 500 Hours of Service or less. All Years of Service, whether or not consecutive, shall be counted, except the following Years of Service shall not be considered:

          (a) Years of Service before age 18 if the Employee was not yet a Participant in the Plan;

          (b) Years of Service with the Employer during any period for which the Employer did not maintain the Plan or a predecessor plan;

          (c) If an Employee incurs a One-Year Break in Service, pre-break Years of Service shall not be taken into account for vesting purposes under the Plan until the Employee has completed a Year of Service after his or her return; and

          (d) After five consecutive One-Year Breaks in Service, a reemployed Participant's Years of Service after the break shall not be taken into account for purposes of determining the non-forfeitable percentage in the Account which was credited prior to such break.

          5.5-2 The Administrator shall direct the Trustees to distribute the vested portion of a terminated Participant's Account to the Participant in a lump sum payment. If the value of the Account at the time it is to be distributed is $10,000 or more, the Account shall be held in the Trust until the Participant reaches Normal Retirement Age or dies. However, if the value of the Account at the time it is to be distributed is less than $10,000, distribution shall commence within 180 days following the close of the Plan Year the Participant's employment terminates, but only if the Participant consents or has attained Normal Retirement Age. If the Participant does not consent and the Participant has not yet attained Normal Retirement Age, distribution shall commence at such other time as the

Participant may designate. No distribution shall commence later than the time specified at Section 5.1. Notwithstanding the foregoing, if the value of the vested portion of a terminated Participant's Account does not exceed $3,500 on the first day of the Plan Year following the Plan Year in which the Participant's employment terminated, the Administrator shall direct the Trustees to distribute the benefit in a single sum payment to Participant within 180 days following the Plan Year of termination. If the present value of the Account at the time of any distribution exceeds $3,500, the present value of the Account at any subsequent time will be deemed to exceed $3,500.

          5.5-3 That portion of a terminated Participant's Account which is not vested shall continue to be credited to the Participant until the last day of the first Plan Year in which the Participant has 500 Hours of Service or less, at which time that portion shall be forfeited. Forfeitures shall be allocated among the Accounts of the Participants as of the date the forfeiture occurs, as provided in Section 4.3. Notwithstanding the foregoing, if a Participant who has forfeited any portion of his or her Account returns to employment with the Employer prior to five consecutive Plan Years in which the Participant had 500 Hours of Service or less, the amount previously forfeited (without any adjustment for income, gains or losses) shall be recredited to the Participant's Account. Restoration of the Account will be first, out of forfeitures occurring in the year of restoration, second, out of Trust earnings and, third, out of an additional Employer contribution to the Plan

          5.5-4 If a terminated Participant, whose Account is less than 100 percent vested, receives a distribution of any part of the vested portion of his or her Account and is thereafter reemployed before five consecutive Plan Years with 500 Hours of Service or less, that Participant's vested interest in the Account shall thereafter equal P(AB + [RxD])-(RxD).

          (a)    P is the vested percentage determined in accordance with
     Section 5.5-1 as of the date the determination is made.

          (b) AB is the value of the Account as of the last day of the Plan Year preceding the date the determination is made.

          (c)    D is the amount previously distributed to the Participant.

          (d) R is the ratio of AB to the value of the Account immediately after the distribution occurred.

Accounts subject to this Section shall be separately maintained. They shall be adjusted annually in accordance with Section 4.2. No further Employer contributions, forfeitures or Financed Shares shall be credited to the Account after the Participant's reemployment, and another Account shall be maintained for the Participant's interest in future allocations of Employer contributions, forfeitures and Financed Shares.

          5.6    Pre-Retirement Distributions for Diversification of Stock
Balances.

          If a Participant attains age 55 and has 10 years of participation in the Plan (so that he is a "Qualified Participant"), the Administrator shall offer such Participant a distribution of the value (determined as of the last day of the preceding Plan Year) of at least 25% of the number of shares of Employer Stock credited to his Stock Balance in the first five years of his Qualified Election Period (as defined below), and 50% of the number of shares of Employer Stock credited to his Stock Balance in the last year of the Qualified Election Period in accordance with the provisions of this Section 5.6. The Participant must elect to receive such a distribution within 90 days after the end of each of the six Plan Years during the Qualified Election Period (the "Diversification Election Period"), and the distribution will be made within 90 days after each election made by Participant during the Diversification Election Period. The "Qualified Election Period" means the six Plan Years beginning with the Plan Year during which a Participant becomes a Qualified Participant. The amount which may be distributed to a Participant during the Qualified Election Period shall be determined by multiplying the number of shares of Employer Stock credited to the Participant's Stock Balance (including shares of Employer Stock the value of which has been previously distributed pursuant to this Subsection) by 25% or, with respect to a Participant's final election, 50%, reduced by the amount of any prior distributions received by such Participant pursuant to this
Section 5.6. Notwithstanding the foregoing, if the fair market value of the Employer stock allocated to the Stock Balance of a Qualified Participant is $500 or less as of the last day of the Plan Year immediately preceding the first day of any Diversification Election Period, then such Qualified Participant shall not be entitled to an election under this Section 5.6 for that Diversification Election Period.

          5.7    Missing Participants or Beneficiaries.

          Each Participant and each Beneficiary must file with the Administrator from time to time in writing his or her post office address and each change of post office address. Any communication, statement or notice addressed to a Participant or Beneficiary at his or her last post office address filed with the Administrator, or if no address is filed with the Administrator then, in the case of a Participant, at his or her last post office address as shown on the Employer's records, will be binding on the Participant and Beneficiary for all purposes of the Plan. The Employer, the Administrator and the Trustees are not required to search for or locate a Participant or Beneficiary.

          5.8    Benefits Not Assignable: ODROs.

          5.8-1 The interest of a Participant and his or her Beneficiary in the Trust Fund shall not in any way be subject to their debts or other obligations, may not be voluntarily or involuntarily anticipated, assigned (either at law or in equity) or alienated, and no such interest shall be subject to attachment, garnishment, levy, execution or other legal or equitable process. This Section shall not invalidate or prevent any arrangement for the withholding of any federal, state or local tax from Plan distributions or any arrangement for the recovery by the Plan of overpayments previously made to a Participant or Beneficiary.

          5.8-2 In addition to payments made under this Plan on account of a Participant's termination of employment, payments may be made to an Alternate Payee (as defined below) prior to, coincident with, or after Participant's termination of employment if made pursuant to a Qualified Domestic Relations Order. A distribution to an Alternate Payee may be made out of a Participant's Account on a date coincident with the Participant's "earliest retirement age," defined as the earlier of (i) the date on which the Participant is entitled to a distribution under the Plan, or (ii) the later of (A) the date the Participant attains age 50, or (B) the earliest date on which the Participant could begin receiving benefits under the Plan if he or she had separated from service. In addition, this Plan specifically authorizes distributions to an Alternate Payee under a Qualified Domestic Relations Order prior to the Participant's attainment of the earliest retirement age (as defined above and in section 414(p) of the Code) but only if: (1) the order specified distribution at the earlier date or permits an agreement between the Plan and the Alternate Payee authorizing an earlier distribution; and (2) the Alternate Payee consents to a distribution prior to the Participant's earliest retirement age if the present value of the Alternate Payee benefits under the Plan exceeds $3,500. Nothing in this Subsection 5.8-2 shall provide a Participant with a right to receive a distribution at a time not otherwise permitted under the Plan, nor shall it provide the Alternate Payee with a right to receive a form of payment not permitted under the Plan. The term "Qualified Domestic Relations Order" means any judgment, decree, or order (including approval of a property settlement agreement) which:

          (a) relates to the provision of child support, alimony payments, or marital property rights to a spouse, child or other dependent of a Participant.

          (b) is made pursuant to a State domestic relations law (including a community property law),

          (c) creates or recognizes the existence of an Alternate Payee's right to, or assigns to an Alternate Payee the right to, receive all or a portion of the benefits payable with respect to the Participant,

          (d) clearly specifies the name and last known mailing address, if any, of the Participant and the name and mailing address of each Alternate Payee covered by the order, the amount and percentage of the Participant's benefits to be paid by the Plan to each Alternate Payee, or the manner in which such amount or percentage is to be determined, the number of payments or period to which such order applies and each plan to which such order applies, and

          (e) does not required the Plan to provide (i) any form or type of benefit, or any option, not otherwise provided under the Plan, (ii) increased benefits, or

     (iii) benefits to an Alternate Payee which are required to be paid to another payee under another order previously determined by the Administrator to be a Qualified Domestic Relations Order.

     The Administrator shall establish reasonable procedures to determine the qualified status of domestic relations orders and to administer distributions under such qualified orders. Any expenses incurred by the Administrator in determining the qualified status of domestic relations orders or administering a qualified order shall be charged to the ESOP Accounts of the Participant to whom such order relates. The Administrator may, in its sole discretion, establish and maintain a segregated account for each Alternate Payee. The term "Alternate Payee" means any spouse, former spouse, child or other dependent of a Participant who is recognized by a Qualified Domestic Relations Order as having a right to receive all, or a portion of, the benefits payable under the Plan with respect to the Participant.

          5.9    Direct Rollover Option.

          5.9-1 Notwithstanding any provision of the Plan to the contrary that would otherwise limit a distributee's election under this Section, a distributee may elect, at the time and in the manner prescribed by the Administrator, to have any portion of an eligible rollover distribution paid directly to an eligible retirement plan specified by the distributee in a direct rollover.

          5.9-2 Eligible rollover distribution: An eligible rollover distribution is any distribution of all or any portion of the balance to the credit of the distributee, except that an eligible rollover distribution does not include: any distribution that is one of a series of substantially equal periodic payments (not less frequently than annually) made for the life (or life expectancy) of the distributee or the joint lives (or joint life expectancies) of the distributee and the distributee's designated beneficiary, or for a specified period of ten years or more; any distribution to the extent such distribution is required under section 401(a)(9) of the Code; and the portion of any distribution that is not includible in gross income (determined without regard to the exclusion for net unrealized appreciation with respect to employer securities).

          5.9-3 Eligible retirement plan: An eligible retirement plan is an individual retirement account described in section 408(a) of the Code, an individual retirement annuity described in section 408(b) of the Code, an annuity plan described in section 403(a) of the Code, or a qualified trust described in section 401(a) of the Code, that accepts the distributee's eligible rollover distribution. However, in the case of an eligible rollover distribution to the surviving spouse, an eligible retirement plan is an individual retirement account or individual retirement annuity.

          5.9-4 Distributee: A distributee includes an employee or former employee. In addition, the employee's or former employee's surviving spouse and the employee's or former employee's spouse or former spouse who is the alternate payee under a qualified domestic relations order, as defined in section 414(p) of the Code, are distributees with regard to the interest of the spouse or former spouse.

          5.9-5 Direct rollover: A direct rollover is a payment by the Plan to the eligible retirement plan specified by the distributee.

                                   ARTICLE 6

                           EMPLOYER STOCK PROVISIONS
                           -------------------------

          6.1    Voting Employer Stock.

          6.1-1 The Trustees shall vote all Employer Stock held in the trust fund; provided that Participants shall have the right to vote shares of Employer Stock allocated to their Accounts in the following circumstances:

          (a) If the Employer Stock is required to be registered under section 12 of the Securities Exchange Act of 1934; or

          (b) If the Employer Stock would be required to be registered under section 12 of the Securities Exchange Act of 1934 except for the exemption provided in Section 12(g)(2)(H) of that act.

          6.1-2 If the Employer Stock is to be voted with respect to any corporate matter which involves the voting of such shares with respect to the approval or disapproval of any corporate merger or consolidation, recapitalization, reclassification, liquidation, dissolution, sale of substantially all assets of a trade or business or such similar transaction as may be prescribed in Treasury Regulations, each Participant shall be permitted one vote per share of Employer Stock. The Trustees shall vote all shares of Employer Stock held by the Plan in the proportion to the vote of the Participants.

          6.2    Dividends Paid on Employer Stock.

          6.2-1 Any cash dividends paid with respect to shares of Employer Stock allocated to Participants' Stock Balances or held in the Loan Suspense Account may, as determined by the Administrator, be allocated among and credited to Cash Balances of the Participants; provided, however, that the dividends paid with respect to Employer Stock held in the Loan Suspense Account shall be allocated among and credited to Cash Balances according to the number of shares of Employer Stock held in the respective Stock Balances on the date such dividends were declared by the Employer (the "Dividend Declaration Date"). The amounts credited to the Cash Balances may be reinvested in Employer Stock as provided in Section 3.5.

          6.2-2 Except as provided in subsection 6.2-3, any cash dividends paid with respect to shares of Employer Stock allocated to Participants' Stock Balances may, as determined by the Administrator, be either paid by the Employer directly in cash to the Participants on a non-discriminatory basis, or paid to the Trustees and distributed by the

Trustees to the Participant no later than 90 days after the end of the Plan Year in which paid to the Trustees.

          6.2-3 To the extent permitted by applicable law, any cash dividends paid with respect to shares of Employer Stock allocated to Participants' Stock Balances or held in the Loan Suspense Account may (as required by applicable Acquisition Loan documentation or, if not so required, as determined in the sole discretion of the Administrator) be used to repay the principal balance of an outstanding Acquisition Loan or interest thereon in whole or in part, or to purchase additional shares of Employer Stock as provided in subsection 3.5. Financed Shares released from the Loan Suspense Account by reason of dividends paid with respect to such Employer Stock shall be allocated to Participants' Stock Balances as follows:

          (a) First, Financed Shares with a fair market value at least equal to the dividends paid with respect to the Employer Stock allocated to the Participants' Stock Balances shall be allocated among and credited to the Stock Balances of such Participants, pro rata, according to the number of shares of Employer Stock held in such Balances on the Dividend Declaration Date;

          (b) Then any remaining Financed Shares released from the Loan Suspense Account by reason of dividends paid with respect to Employer Stock held in the Loan Suspense Account shall be allocated among and credited to the Stock Balances of all Participants, pro rata, according to each Participant's Compensation.

          6.3    Restrictions on Employer Stock Distributed from ESOP.

          6.3-1 Each certificate for shares of Employer Stock distributed to a Participant or Beneficiary shall bear the following legend:

          "The securities represented by this certificate have not been registered under the Securities Act of 1933 and may not be sold, offered for sale or otherwise transferred except in compliance with the terms and conditions contained in the Stock Ownership Plan of NorAm Telecommunications, Inc."

          6.3-2 Shares of Employer Stock may not be sold, transferred, assigned, pledged, hypothecated or otherwise disposed of, and the Employer shall not be required to register or recognize the transfer of any Employer Stock unless (i) the Employer shall have received written notice of the contemplated disposition, setting forth all of the circumstances and details thereof, and
(ii) one of the following has occurred:

          (a) The Employer receives an opinion of counsel for the Employer to the effect that the contemplated disposition is exempt from the registration and prospectus requirements of the Securities Act of 1933, as amended, and the rules and regulations of the Securities and Exchange Commission then in effect under the Act, and of any other applicable federal or state act then in effect; or

          (b) The Employer Stock is to be disposed of pursuant to and in strict accordance with a registration statement and notification pursuant to all applicable federal and state laws, including the Securities Act of 1933, as amended.

In the event the disposition of shares of Employer Stock is determined to be exempt under section (a) above, the Employer may require that the certificate issued to the transferee bear the legend described in Section 6.2-1 and be subject to the terms and conditions of this section as if the Employer Stock were still held by the transferor.

          6.4    Rights and Options on Distributed Employer Stock.

          6.4-1 Shares of Employer Stock which are distributed by the Trustees shall be subject to a right of first refusal. If the owner of any shares of Employer Stock distributed by the Trustees receive a bona fide offer to purchase such shares from a financially qualified buyer and desire to accept such offer, he or she must first offer, in writing delivered to the Trustees and the Employer, to sell said shares to the Employer for the price and on the terms set forth in said offer. If the offered price is less than the current fair market value of the Employer Stock determined in accordance with Subsection 9.3-3, the price shall be increased to fair market value and the terms adjusted proportionately to compensate for the increased price. The Employer or its nominee shall have 14 days to purchase the Employer Stock. If the Employer does not exercise its right to purchase the shares, the owner of the shares may sell the shares to the original offeror for the price and terms set forth in the original offer, if, but only if, the sale is closed within 60 days following expiration of the offer to the Employer. If it is not closed, the provisions of this Section shall again apply as to any transfer of said shares. The right of first refusal described in this Section shall be null and void if the Employer Stock is publicly traded, as described in Treasury Regulation (S)54.4975-7(b)(l)(iv). The certificates representing Employer Stock which are distributed by the Trustees shall bear a legend noting the right of first refusal.

          6.4-2 Each Participant, Beneficiary or donee of the Employer Stock received by the Participant shall have an option to sell Employer Stock received from the Plan, or any part of it, to the Employer. For a period of 60 days after shares of Employer Stock are distributed to a Participant or Beneficiary, the Participant, Beneficiary or Participant's donee shall have the right to require the Employer to purchase the shares at fair market value determined in accordance with Subsection 9.3-3. The option shall be exercised by the seller by giving written notice to the Employer. Payment for the purchase of Employer Stock may, at the election of the Employer, be either in a lump sum or in substantially equal annual, quarterly or monthly installments over a period not to exceed five years from the date the Employer purchases the shares. If an installment payment is elected, the first installment shall be due within 30 days of the date the option was exercised. At the election of the seller the installment payments may be extended beyond five years, but not to exceed ten years. As security for an installment payment, the seller shall be given a promissory note which provides for the acceleration of the balance in the event of a default. If the term of an installment payment for Employer Stock exceeds five years, the seller shall receive adequate security for the outstanding amount of the promissory note. The promissory note shall bear interest at a rate equal to the prevailing bank prime interest rate then being charged in Portland, Oregon, adjusted annually.

          6.4-3 After the close of the Employer's taxable year in which the option under Subsection 6.3-2 lapses, the Employer will notify each person who failed to exercise an option of the fair market value of Employer Stock. Each such person shall then have 60 days from the date the valuation information is mailed to require the Employer to purchase all or any part of the Employer Stock on the terms provided in Section 6.3-2. Thereafter, the Employer shall have no obligation to purchase the shares.

                                   ARTICLE 7

                                ADMINISTRATION
                                --------------

          7.1    Fiduciary Responsibility.

          For purposes of ERISA, the "plan administrator" and "named fiduciary" shall be the Administrator, except to the extent that certain rights and responsibilities are herein reserved to the Employer and the Directors. The Trustees shall administer the Trust Fund.

          7.2    Nondiscriminatory Administration.

          The Employer, the Directors, the Trustees and the Administrator shall not discriminate in favor of or against any Employed in the determination of any matter under the Plan.

          7.3    Responsibilities of Employer.

          The Employer shall provide the Administrator with all information required to determine the eligibility of the Employees to participate, each Participant's share of contributions to the Plan and each Participant's or Beneficiary's right to receive distributions from the Plan. The Administrator may rely on such information without independent investigation and shall not be responsible for the accuracy of the information provided by the Employer.

          7.4    Claim Procedure.

          7.4-1 Although the Administrator may request information from any Participant or Beneficiary to determine that person's eligibility for a distribution from the Plan, benefits from this Plan shall normally be paid from the Trust Fund without requiring a written application. Any person claiming a benefit under this Plan may make a claim in writing to the Administrator. Within 60 days following its receipt, the Administrator will respond in writing to the person initiating the claim. If no response to a claim is given within 60 days, the claim will be deemed to have been denied.

          7.4-2 If the Administrator denies a claim in writing, notice to the person making the claim shall contain the following:

          (a) the reasons for the denial, stating specifically the provisions of the Plan upon which the Administrator bases the decision;

          (b) a statement of documents or information, if any, which will be required to perfect the claim, together with an explanation of why such documentation or information is necessary; and

          (c) an explanation of the Plan's claim review procedure.

          7.4-3 A person who is not satisfied with the Administrator's response (or failure to respond) may request review by written notice to the president of the Employer. The matter will be reviewed by the president who may, but is not required to, have the person appear before him. On review, the person may be represented by counsel, may examine pertinent documents and may submit issues and arguments in writing.

          7.4-4 The decision on review will be made no later than 60 days after the receipt of the request for review, unless special circumstances of the matter make this impractical, in which case the decision shall be made not later than 120 days after receipt of the request for review.

          7.5    Expenses of Administration.

          The Employer may, but shall not be required to, pay all or any part of the expenses properly and actually incurred in the administration of the Plan. In the event the Employer elects not to pay such expenses, the Trust Fund shall bear the expense.

                                   ARTICLE 8

                                 ADMINISTRATOR
                                 -------------

          8.1    Duties of the Administrator.

          Without limiting the authority of the Administrator to manage the Plan, the Administrator, in its sole discretion, shall have the following powers and duties:

          (a) to require any person to furnish such information as the Administrator may request for the proper administration of the Plan;

          (b) to make and enforce such rules and regulations and prescribe the use of such forms as the Administrator deems necessary, in its sole discretion, for the efficient administration of the Plan;

          (c) to interpret the Plan and resolve ambiguities, inconsistencies and omissions in the Plan. The determination of the Administrator, in its sole discretion, shall be conclusive and binding on all persons affected thereby;

          (d) to decide the eligibility of any Employee to participate in the Plan and to give Employees notice of their eligibility to participate in the Plan;

          (e) to compute benefits to be paid to any person in accordance with the provisions of the Plan and to direct the Trustees to pay such benefits; and

          (f) to maintain adequate and complete records with respect to Participants and their rights under the Plan and to retain such records for a period of not less than six years.

          8.2    Delegation of Responsibilities.

          The Administrator may appoint and delegate the administrative functions to such accountants, counsel, specialists and other persons as the Administrator deems necessary or desirable. The Administrator may rely upon any tables, valuations, certificates, opinions or reports which may be furnished by any such consultant.

          8.3    Compensation.

          No fee or compensation shall be paid to the Administrator for its services as such. Except as may be required by ERISA, no bond, surety or other security shall be required of the Administrator for the faithful performance of its duties. Reasonable expenses properly and actually incurred by the Administrator, including but not limited to the compensation of any accountant, counsel, specialist or other person employed by the Administrator, shall be expenses of administration and shall be paid pursuant to section 7.5.

                                   ARTICLE 9

                                   TRUSTEES
                                   --------

          9.1  Limitation of Duties and Responsibilities.

          The duties and responsibilities of the Trustees shall be those set forth in the Plan and, except as provided by law, no other duties or responsibilities, whether by amendment or supplement, shall be created without the written consent of the Trustees. Except as otherwise provided in ERISA, a Trustee shall not be liable for a breach by another fiduciary under this Plan unless the Trustee:

          (a) participates knowingly in, or knowingly undertakes to conceal, an act or omission of such other fiduciary, knowing such act or omission to be a breach;

          (b) by the Trustee's failure to comply with section 404(a)(1) of ERISA in the administration of its specific responsibilities which give rise to its status as a fiduciary, the Trustee has enabled such other fiduciary to commit a breach; or

          (c) has knowledge of a breach by such other fiduciary and fails to make reasonable efforts under the circumstances to remedy the breach.

          9.2  General Administrative Powers.

          The Trustees shall have the rights, powers and privileges of an absolute owner when dealing with property of the Trust Fund, including, without limitation, the powers listed below. While more than one person is acting as Trustee, a majority of the Trustees may authorize an action for the Trustees. Except as otherwise specified below, the Trustees' exercise of such powers shall be subject to the direction of the Administrator.

          (a) To hold, manage, improve, repair and control all property, real or personal; convey, transfer, exchange, partition, lease and otherwise dispose of the same from time to time in such manner, for such consideration and upon such terms and conditions, including credit, as may be deemed proper;

          (b) To exercise any option, conversion privilege or subscription right given the Trustees as the owner of any security held in the Trust Fund; to vote any corporate stock either in person or by proxy, with or without power of substitution; to consent to or oppose any reorganization, consolidation, merger, readjustment of financial structure, sale, lease or other disposition of the assets of any corporation or other organization, the securities of which may be an asset of the Trust Fund, and to take any action in connection therewith and receive and retain any securities resulting therefrom;

          (c) To deposit any security with any protective or reorganization committee, and to delegate to such committee such power and authority with respect thereto as may be deemed proper, and to pay out of the Trust Fund an appropriate portion of the expenses and compensation of such committee;

          (d) Regardless of whether the Trustees or any other fiduciary has responsibility to manage or control the assets of the Trust Fund, to cause any property of the Trust Fund to be issued, held or registered in the name of the Trustees as trustee, or in the name of a nominee, or in such form that title will pass by delivery; provided, however, that the records of the Trustees shall in all events indicate the true ownership of such property;

          (e) To renew or extend the time of payment of any obligation due or to become due;

          (f) To commence or defend suits or legal or administrative proceedings, and to compromise, arbitrate, or settle claims, debts or damages in favor of or against the Trust Fund; to deliver or accept, in either total or partial satisfaction of any indebtedness or other obligation, any property; to continue to hold for such period of time as may be deemed appropriate any property so received, and to pay all costs and reasonable attorney fees in connection therewith out of the assets of the Trust Fund, to select counsel acceptable to the Administrator and the Trustees; and to conduct the prosecution or defense of any litigation or legal dispute subject to the control of the Administrator;

          (g) To grant options to purchase or to purchase options to acquire any real property;

          (h)  To foreclose any obligation by judicial proceeding or otherwise;

          (i) To manage any real property in the Trust Fund in the same manner as if the Trustees were the absolute owner thereof, including the power to lease the same for such term or terms within or beyond the existence of the Trust Fund and upon such conditions (including, but not by way of limitation, agreements for the purchase or disposal of buildings thereon and options to the tenant to renew such lease from time to time, or to purchase such property) as may be deemed proper; to subdivide, develop and improve all real property held in the Trust Fund; to make ordinary and extraordinary repairs and alterations to any buildings to raze buildings and to erect new buildings; and to purchase such insurance on behalf of the Trust Fund at its expense including, but not by way of limitation, public liability, fire and extended coverage, rent insurance and such other insurance covering such other risks as may be deemed appropriate;

          (j) To borrow money in such amounts and upon such terms and for such purposes as may be deemed appropriate, and, in connection therewith, to execute promissory notes, mortgages or other obligations and to pledge or mortgage any Trust Fund assets as security; and to lend money on a secured basis;

          (k) To appoint one or more persons or entities as ancillary trustee or subtrustee for the purpose of investing in and holding title to real or personal property or any interest therein located outside the state of Oregon. Any such ancillary trustee or subtrustee shall act with such power, authority, discretion, duties and functions of the Trustees under this Section as shall be specified in the instrument establishing ancillary or subtrust, including, without limitation, the power to receive, hold and manage property, real or personal, or undivided interests therein, oil, mineral or gas properties, royalty interests or rights, including equipment pertaining thereto, leaseholds, mortgages, deeds of trust and other interests in realty, situated in the state in which the ancillary trustee or subtrustee is authorized to act as trustee of employee benefit trusts, and the Trustees may pay the reasonable expenses and compensation of such ancillary trustees or subtrustees out of the Trust Fund;

          (l) Regardless of whether the Trustees or any other fiduciary has responsibility to manage or control the assets of the Trust Fund, to deposit any securities held in the Trust Fund with a securities depository; and

          (m) To hold such part of the assets of the Trust Fund uninvested for such limited periods of time as may be necessary for purposes of orderly account administration or pending required directions, without liability for payment of interest provided, however, that regardless of whether the Trustees or any other fiduciary has responsibility to manage assets of the Trust Fund, the Trustees shall be authorized in their discretion to invest funds of the Trust Fund, pending receipt of such direction, in savings accounts in all cases where it is reasonable and feasible to do so.

          9.3    Records, Valuation, Accounting and Settlement.

          9.3-1 The Trustees shall keep full and complete records of the administration of the Trust Fund and shall furnish the Administrator with a complete accounting as soon as practicable after the end of each Plan Year, showing all income and expense since the date of the last accounting and the fair market value of the Trust Fund as of the last day of the Plan Year. The Administrator may demand an audit of the accounting by a certified public accountant, to be chosen by the Administrator. Alternatively, either the Administrator or the Trustees may require that the accounting be settled by a court of competent jurisdiction. If no objections to the accounting are filed within six months of its submission, it shall be deemed settled.. Auditing expenses shall be expenses of administration and shall be paid pursuant to
Section 7.5.

          9.3-2 In determining the value of assets, the Trustees shall use a uniform and consistent method or basis of valuation which is consistent with generally accepted accounting principles and based upon such sources of information as will, in the Trustees' discretion, result in the fair and equitable valuation of Plan assets. The Trustees may utilize published quotations or pricing services that the Trustees consider reliable. If the Trustees determine that any assets of the Plan consist of property not freely traded on a recognized exchange, or that information necessary to ascertain the fair market value thereof is not readily available to the Trustees, the Trustees shall take such action as they deem necessary to determine fair market value at the expense of the Trust Fund, including, but not limited to, estimates or appraisals of value from sources familiar with the type of property involved. The valuations by the Trustees shall be binding upon all interested persons.

          9.3-3 For all purposes under this Plan, shares of Employer Stock shall be valued at fair market value. Fair market value shall be based on an appraisal independently arrived at by a person who customarily makes such appraisals and who is independent of any party to the transaction. The Administrator shall engage the appraiser who shall qualify as an independent appraiser under the requirements of the Treasury Regulation (S) 54.4975-1l
(d)(5).

          9.4    Parties to Settlement.

          No Employee, Participant or Beneficiary (other than an employee serving as Administrator) shall be party to any accounting referred to in
Section 9.3. The Administrator shall represent all Participants and their Beneficiaries. All persons shall be bound by the settlement of the accounting between the Trustees and the Administrator.

          9.5    Inspection of Records.

          The record of transactions in connection with the investment of the Trust Fund shall be open to inspection by the Administrator or its agents at all reasonable times.

          9.6    Conflicting Claims.

          If a dispute arises as to the person to whom the Trustees are to pay any funds or to deliver property, the Trustees may withhold the payment or delivery until the dispute has been determined by a court of competent jurisdiction or has been settled by the parties concerned.

          9.7    Resignation.

          Any Trustee may resign at any time upon delivering to the Employer a written notice of such resignation to take effect not less than 30 days after such notice, unless the Directors agree to a shorter time.

          9.8    Removal; Successor Trustee.

          The Directors may remove any Trustee and appoint a successor Trustee, upon 30 days' notice, unless the Trustee agrees to a shorter time.

          9.9    Continuation of Trust Fund.

          No change of identity of the Trustees shall result in the dissolution or liquidation of the Trust Fund.

          9.10   Performance Bond.

          Except as required by ERISA, the Trustees shall not be required to give any bond or other security for the faithful performance of the duties hereunder.

                                  ARTICLE 10

                           INVESTMENT OF TRUST FUND
                           ------------------------

          10.1   Investment Management of Trust Fund.

          The Trustees shall have full responsibility and authority to manage the investment of the Trust Fund, without distinction between principal and income.

          10.2   Permitted Investments.

          The Trust Fund shall be primarily invested in shares of Employer Stock. Except as herein provided, the Trust Fund may be invested and reinvested in such investments as the Trustees deem to be sound and advisable, including but not limited to real and personal property, common and preferred stock, bonds or other corporate obligations, options to buy or sell corporate securities, mortgages, trust deeds, conditional sales contracts and other instruments. Acquisition and holding by the Trust Fund of "qualifying employer real property" as defined in section 407(d)(4) of ERISA shall be permitted. Unless under the circumstances it is clearly prudent not to do so, the Trustees shall diversify the investments so as to minimize the risk of large losses. The Trust Fund may be held in cash or its equivalent to the extent advisable, without liability for interest. The Trustees shall not be restricted to permissible investments as prescribed by any present or future state law relating to investment of trust funds by corporate or other trustees.

          10.3   Exempt Loan Permitted.

          The Trustees may borrow funds for the purpose of purchasing Employer Stock as provided in Section 3.5.

                                  ARTICLE 11

                       TERMINATION, AMENDMENT OR MERGER
                       --------------------------------

          11.1   No Contractual Obligation.

          The Employer has established the Plan with the bona fide intention and expectation that it will be able to and will deem it advisable to make contributions to the Plan each year. However, the continuance of the Plan and contributions by the Employer to the Plan in any Plan Year are not assumed as a contractual obligation of the Employer. Adopting the Plan is not a contract between the Employer and any Employee, nor is it consideration or an inducement for or condition of the employment of any person. Nothing contained in the Plan shall give any Employee the right to be retained in the employ of the Employer or interfere with the right of the Employer to discharge any Employee, with or without cause, at any time.

          11.2   Amendments.

          The Employer may from time to time amend the Plan.. No amendment shall be made at any time pursuant to which the Trust Fund or any part thereof may be diverted to purposes other than the exclusive benefit of the Participants or their Beneficiaries. In no event shall any amendment to the Plan reduce or restrict, either directly or indirectly, the accrued benefit of any Participant, except to the extent permitted by the Code and by Treasury Regulations. If the vesting schedule of the Plan is amended, and the amendment could reduce the vested percentage of a Participant who has completed at least three Years of Service, then such Participant may elect to have his or her vested percentage determined under the vesting schedule in effect prior to the amendment; provided, however, that no election will be provided to any Participant whose vested percentage under the amended vesting schedule cannot be less than such percentage under the vesting schedule in effect prior to the amendment. The period during which the election may be made shall commence with the date the amendment is adopted or deemed to be made and shall end on the latest of:

                 (i)   60 days after the amendment is adopted,

                 (ii)  60 days after the amendment becomes effective;

                 (iii) 60 days after the Participant is issued written notice of the amendment by the Employer or Administrator.

          The Plan Administrator shall determine appropriate procedures for the election of a prior vesting schedule in accordance with Treasury Regulation (S) 1.411(a)-8. If other optional retirement benefits are changed by an amendment, the benefits with respect to the benefits accrued to the date of the amendment shall not be reduced for any Employee who at any time on or after the amendment satisfied the pre-amendment condition for the benefit. If any benefits protected under section 411 (d)(6) of the Code are eliminated by an amendment, such protected benefits will be preserved with respect to benefits accrued as of the later of the adoption or effective date of the amendment.

          11.3   Merger, Consolidation or Transfer of Trust Fund.

          In the event that the Plan is merged or consolidated with, or the Trust Fund is transferred or its liabilities assumed by, any other tax qualified retirement benefit plan, no Participant shall suffer any loss of benefits. The benefit payable to each Participant if the Plan were terminated immediately before the merger, consolidation or transfer shall be compared with the benefit payable if the Plan were terminated immediately after the merger, consolidation or transfer. In no event shall any benefit after the merger, consolidation or transfer be less than the benefit before the merger, consolidation or transfer.

          11.4   Termination.

          In the event the Employer decides that it is not advisable to continue to contribute to the Plan, the Employer may permanently terminate Employer contributions to the Plan. After the date specified in the resolution, the Employer shall make no further contributions. All of the other provisions of the Plan shall remain in force and the Trust Fund shall be held, administered and distributed as provided in the Plan. At any time after completely discontinuing all contributions to the Plan, the Employer may terminate the Trust Fund. The Employer shall direct the Trustees to make payment of the Accounts to the persons entitled thereto, after paying or providing for the payment of all expenses and adjusting all Accounts to reflect such payments. Except as provided in Section 13.4, the complete discontinuance of Employer contributions to the Plan or the termination of the Trust Fund shall not have the effect of revesting in the Employer any part of the Trust Fund.

          11.5   Vesting Upon Termination.

          Upon termination or partial termination of the Plan or upon the complete discontinuance of contributions to the Plan, the Account of each Participant affected thereby shall be fully vested and nonforfeitable, notwithstanding any other provision in the Plan to the contrary.

                                  ARTICLE 12

                             TOP-HEAVY PROVISIONS
                             --------------------

          This Article 12 contains provisions for determining whether the Plan is a Top-Heavy Plan in accordance with section 416 of the Code and special vesting, contribution and compensation requirements that will supersede any conflicting provisions in the Plan if the Plan becomes a Top-Heavy Plan in any Plan Year.

          12.1   Definitions.

          The following words and phrases, as used in this Article 11, shall have the following meanings, unless a different meaning is clearly required by the context:

          (a) "Aggregate Account" means the value of all accounts, including the vested and nonvested portions thereof, of all defined contribution plans (including any simplified employee pension plan) maintained by the Affiliated Group on behalf of an Employee. An Employee's Aggregate Account as of any Determination Date shall consist of the Employee's account balance as of the most recent valuation of the Plan occurring within a 12-month period ending on the Determination Date, credited for any contributions made after the Determination Date but allocated as of the Determination Date, as adjusted by the following:

                 (i) Any distributions made to the Employee (or the Employee's Beneficiary) within the Plan Year that includes the Determination Date and within the four preceding Plan Years shall be included in the Employee's Aggregate Account;

                 (ii) Amounts attributable to deductible employee contributions, as defined in section 72(o)(5)(A) of the Code, shall not be included in the Employee's Aggregate Account;

                 (iii) With respect to unrelated rollovers and plan-to-plan transfers (ones which are both initiated by the Employee and made from a plan maintained by one employer to a plan maintained by another employer), if this Plan provides the rollover or plan-to-plan transfer, the rollover or transfer shall be counted as a distribution for the purposes of Subsection 12.1(a)(i). In determining whether two employers are involved in a rollover or plan-to-plan transfer, all members of the Affiliated Group shall be deemed a single employer. Rollovers or plan-to-plan transfers shall not be considered as part of the Employee's Aggregate Account;

                 (iv) With respect to related rollovers and plan-to-plan transfers (ones either not initiated by the Employee or made to a plan maintained by another member of the Affiliated Group), if this Plan provides the rollover or plan-to-plan transfer, it shall not be counted as a distribution for purposes of Subsection 12.l(a)(i). If this Plan is the plan accepting such rollover or plan-to-plan transfer, it shall consider such rollover or plan-to-plan transfer as part of the Employee's Aggregate Account. This Section shall apply irrespective of the date on which such rollover or plan-to-plan transfer is accepted; and

                 (v) If an Employee has not performed any services for a member of the Affiliated Group at any time during the five-year period ending on the Determination Date, the value of all Accounts of the Employee shall not be included in the Employee's Aggregate Account.

          (b) "Aggregation Group" means either a Required Aggregation Group or a Permissive Aggregation Group.

          (c)    "Determination Date" means, with respect to any Plan Year:

                 (i)   The last day of the preceding Plan Year; or

                 (ii) In the case of the first Plan Year, the last day of such Plan Year.

          (d) "Key Employee" means any Employee or former Employee (and the Beneficiaries of such Employee) who, at any time during the Plan Year containing the Determination Date and the four preceding Plan Years was:

                 (i) an officer of a member of the Affiliated Group if such individual's annual compensation exceeds 50 percent of the dollar limitation under section 415(b)(1)(A) of the Code;

                 (ii) an owner (or a person considered an owner under section 318 of the Code) of one of the ten largest interests in a member of the Affiliated Group if such individual's annual compensation exceeds 100 percent of the dollar limitation under section 415(c)(1)(A) of the Code;

                 (iii) a 5-percent owner of a member of the Affiliated Group; or

                 (iv) a 1-percent owner of a member of the Affiliated Group having an annual Compensation from the Affiliated Group for the Plan Year of more than $150,000.

          For purposes of this definition, annual compensation means compensation as defined in section 415(c)(3) of the Code, but including amounts contributed by the Employer pursuant to a salary reduction agreement which are excludible from the employee's gross income under section 125, 402(a)(8), 402(h), or 403(b) of the Code. Notwithstanding the foregoing, the definition of Key Employee in section 416(i)(1) of the Code and the Treasury Regulations thereunder is hereby incorporated by reference and shall control if in conflict with the preceding definition of Key Employee.

          (e) "Non-Key Employee" means any Employee (and such Employee's Beneficiary) who is not a Key Employee.

          (f)    "Permissive Aggregation Group" includes:

                 (i) Each Plan of the Affiliated Group in the Required Aggregation Group; and

                 (ii) One or more Plans of the Affiliated Group that are not part of the Required Aggregation Group, but so included at the election of the Employer; provided, however, the resulting Permissive Aggregation Group, taken as a whole, would satisfy the provisions of sections 401(a)(4) and 410 of the Code.

          (g)    "Required Aggregation Group" includes:

                 (i) Each Plan of the Affiliated Group in which a Key Employee participates in the Plan Year containing the Determination Date or any of the four preceding Plan Years; and

                 (ii) Each other Plan of the Affiliated Group which enables any Plan in which a Key Employee is a participant to meet the requirements of sections 401(a)(4) or 410 of the Code during such period.

          (h) "Top-Heavy Group" means an Aggregation Group in which, as of the Determination Date, the sum of the Aggregate Accounts of Key Employees in all plans included in the group exceeds 60 percent of the sum of the Aggregate Accounts of all Employees in all such plans; provided, however, that the Aggregate Accounts of any Non-Key Employee who was a Key Employee for any prior Plan Year shall be disregarded in making the determination.

          (i) "Top-Heavy Plan" means for any Plan Year beginning after December 31, 1983, this Plan if any of the following conditions exist:

                 (i) If the Top-Heavy Ratio for this Plan exceeds 60 percent, and this Plan is not part of any Required Aggregation Group or Permissive Aggregation Group;

                 (ii) If this Plan is a part of a Required Aggregation Group but not part of a Permissive Aggregation Group, and the Top-Heavy Ratio for the Required Aggregation Group exceeds 60 percent; or

                 (iii) If this Plan is a part of a Required Aggregation Group and part of a Permissive Aggregation Group, and the Top-Heavy Ratio for the Permissive Aggregation Group exceeds 60 percent.

          (j) "Top-Heavy Plan Year" means any Plan Year in which the Plan is a Top-Heavy Plan.

          (k)    "Top-Heavy Ratio" means:

                 (i) If the Affiliated Group maintains one or more defined contribution plans (including any simplified employee pension plan), and the Affiliated Group has not maintained any defined benefit plan which during the five-year period ending on the Determination Date has or has had accrued benefits, the Top-Heavy Ratio for this Plan alone or for the Required or Permissive Aggregation Group as appropriate is a fraction, the numerator of which is the sum of the Account balances of all Key Employees as of the Determination Date (including any part of any Account balance distributed in the five-year period ending on the Determination Date), and the denominator of which is the sum of all Account balances (including any part of any Account balance distributed in the five-year period ending on the Determination Date), both computed in accordance with section 416 of the Code and the Treasury Regulations thereunder. Both the numerator and denominator of the Top-Heavy Ratio are increased to reflect any contribution not actually made as of the Determination Date, but which is required to be taken into Account on that date under section 416 of the Code and the Treasury Regulations thereunder.

                 (ii) If the Affiliated Group maintains one or more defined contribution plans (including any simplified employee pension plan), and the Affiliated Group maintains or has maintained one or more defined benefit plans which during the five-year period ending on the Determination Date has or has had any accrued benefits, the Top-Heavy Ratio for any Required or Permissive Aggregation Group as appropriate is a fraction, the numerator of which is the sum of account balances under the aggregated defined contribution plan or plans for all Key Employees, determined in accordance with (i) above, and the present value of accrued benefits under the aggregated defined benefit plan or plans for all Key Employees as of the Determination Date, and the denominator of which is the sum of the account balances under the aggregated defined contribution plan or plans for all Participants, determined in accordance with (i) above, and the present value of accrued benefits under the defined benefit plan or plans for all Participants as of the Determination Date, all determined in accordance with section 416 of the Code and the Treasury Regulations thereunder. The accrued benefits under a defined benefit plan in both the numerator and denominator of the Top-Heavy Ratio are increased for any distribution of an accrued benefit made in the five-year period ending on the Determination Date.

                 (iii) For purposes of (i) and (ii) above, the value of account balances and the present value of accrued benefits will be determined as of the last day of the preceding Plan Year that falls within or ends with the 12-month period ending on the Determination Date, except as provided in section 416 of the Code and the Treasury Regulations thereunder for the first and second Plan Years of a defined benefit plan. The account balances and accrued benefits of a Participant who is not a Key Employee, but who was a Key Employee in a prior year, or who has not been credited with at least one Hour of Service with the Affiliated Group at any time during the five-year period ending on the Determination Date will be disregarded. The calculation of the Top-Heavy Ratio, and the extent to which distributions, rollovers and transfers are taken into account, will be made in accordance with section 416 of the Code and the Treasury Regulations thereunder. Deductible employee contributions will not be taken into account for purposes of computing the Top-Heavy Ratio. When aggregating plans the value of account balances and accrued benefits will be calculated with reference to the Determination Dates that fall within the same calendar year.

          The accrued benefit of a Participant other than a Key Employee shall be determined under (A) the method, if any, that uniformly applies for accrual purposes under all defined benefit plans maintained by the Affiliated Group, or (B) if there is no such method, as if such benefit accrued not more rapidly than the slowest accrual rate permitted under the fractional rule of section 41l(b)(l)(C) of the Code.

          12.2   Top-Heavy Plan Requirements.

          12.2-1 For any Top-Heavy Plan Year and each Plan Year thereafter, notwithstanding any other provisions of the Plan, each Participant's Accounts shall be vested in accordance with the following schedule:

               Years of               Vested
               Service              Percentage
               -------              ----------
               Less than 2               0%
                     2                  20%
                     3                  40%
                     4                  60%
                     5                  80%
               6 or more               100%

          The foregoing minimum vesting shall apply to all benefits within the meaning of section 41l(a)(7) of the Code except those attributable to Employee contributions, including benefits accrued before the effective date of section 416 and benefits accrued before the Plan became top-heavy. Further, no decrease in a Participant's nonforfeitable percentage may occur in the event the Plan's status as top-heavy changes for any Plan Year. However, this Section does not apply to the account balances of any Employee who does not have an Hour of Service after the Plan has initially become top-heavy and such Employee's account balance attributable to Employer contributions and forfeitures will be determined without regard to this Section. If the vesting schedule under the Plan shifts in or out of the above top-heavy schedule for any Plan Year because of the Plan's top-heavy status, such shift is an amendment to the vesting schedule and the election in Section 12.2 of the Plan applies.

          12.2-2 For any Top-Heavy Plan Year, the following minimum contribution requirements shall apply:

          (a) Notwithstanding any of the provisions of the Plan, the Employer's contribution rate for each Non-Key Employee shall be equal to not less than 3 percent of each Non-Key Employee's Compensation provided, however, if the Employer's contribution rate for each Key Employee for such Top-Heavy Plan Year is less than 3 percent, the contribution rate for each Non-Key Employee shall be equal to the highest contribution rate for any Key Employee.

          (b) The Employer's contribution rate for an Employee is: (1) the sum of (A) the Employer's contributions made or required to be made (without regard to any waiver of the minimum funding requirement), (B) reallocated forfeitures on behalf of such Employee, and (C) contributions attributable to a wage reduction or similar arrangement; (2) divided by the Employee's Compensation. Contributions and benefits under Chapter 21, Title II of the Social Security Act shall be disregarded in determining a contribution rate. The contribution rate for an Employee shall be determined by aggregating all defined contribution plans and all wage reduction and similar arrangements, of the Affiliated Group. Notwithstanding the foregoing, the contribution rate for a Non-Key Employee shall be determined without regard to elective contributions under this or any other plan of the Affiliated Group.

          (c) The minimum contribution shall be allocated to the Accounts of all Non-Key Employees who are Participants and who have not separated from service at the end of the Plan Year, including Non-Key Employees who have:

                 (i)   Failed to complete 500 Hours of Service in the Plan Year;

                 (ii) Declined to make mandatory or elective contributions (if any) to the Plan; or

                 (iii) Failed to receive a contribution because the individual's Compensation was less than a certain amount.

          (d) Notwithstanding the foregoing, the minimum contribution pursuant to this Subsection 12.2-2 shall not apply in any Plan Year in which the Participant is eligible for benefits under this Plan or another plan of the Affiliated Group and the Participant receives a contribution not less than the contribution pursuant to this Section, or accrues a benefit not less than the minimum benefit required pursuant to section 416(c)(l) of the Code. A Participant who is eligible for benefits from this Plan and a Top Heavy defined benefit plan of the Affiliated Group shall receive the minimum benefit from the defined benefit plan and Subsection 12.2-2 shall not apply.

          12.2-3 The provisions of this Section shall not apply to any individual who severed employment with the Affiliated Group before a Top-Heavy Plan Year, until such individual returns to employment with the Affiliated Group.

          12.3   Aggregation of Plans.

          12.3-1 In the case of a Required Aggregation Group, each plan in the group will be considered a Top-Heavy Plan if the Required Aggregation Group is a Top-Heavy Group. No plan in the Required Aggregation Group will be considered a Top-Heavy Plan if the Aggregation Group is not a Top-Heavy Group.

          12.3-2 In the case of a Permissive Aggregation Group, only a plan that is part of the Required Aggregation Group will be considered a Top-Heavy Plan if the Permissive Aggregation Group is a Top-Heavy Group. A plan that is not part of the Required Aggregation Group, but that has nonetheless been aggregated as part of the Permissive Aggregation Group, will not be considered a Top-Heavy Plan even if the Permissive Aggregation Group is a Top-Heavy Group.

          12.4   Special Limitations.

          "100 percent" shall be substituted for "125 percent" whenever 125 percent occurs in the multiple plan limitations of section 415 of the Code and
(i) for each year in which the Plan is a Top-Heavy Plan (as defined at Subsection 12.1(j)) unless the requirements of (a) and (b) below are met with respect to the Plan:

          (a) the Plan would not be a Top-Heavy Plan if "90 percent" were substituted for "60 percent" each place it appears in Subsection 12.1(j); and

          (b) the Plan and any other Plan in the Aggregation Group would not meet the requirements of Subsection 12.2-2 if "4 percent" were substituted for "3 percent" whenever it occurs.

          If the requirements of (a) and (b) are met, then "4 percent" shall be substituted for "3 percent" wherever it occurs in Subsection 12.2-2.

                                  ARTICLE 13

                                 MISCELLANEOUS
                                 -------------

          13.1   Nonliability of Employer.

          All amounts payable under the Plan shall be paid or provided for solely from the Trust Fund, and the Employer assumes no liability or responsibility therefor.

          13.2   Indemnification.

          To the extent that insurance coverage does not apply, the Employer shall indemnify and defend the Directors, the Trustees and any Employee performing the duties of the Administrator from any liability, including costs and attorney fees at trial or on appeal, arising in any manner in connection with any action taken or not taken in the operation or administration of the Plan or Trust Fund unless accompanied by willful misconduct, bad faith or fraud in the performance of their duties, in which event the indemnity provisions of this sentence shall not apply in favor of those persons who participated in the willful misconduct, bad faith or fraud. No assets of the Plan shall directly or indirectly be used to indemnify such persons.

          13.3   Exclusive Benefit of Participants.

          Except as provided in Section 13.4, no part of the Trust Fund shall revert to the Employer or be used for or diverted to purposes other than the exclusive benefit of the Participants or their Beneficiaries.

          13.4   Return of Employer Contributions.

          13.4-1 Notwithstanding any provision of the Plan to the contrary, if a contribution is made by the Employer by a mistake of fact, the Trustees shall return such contribution to the Employer within one year after payment of the contribution, and in such event no Participant shall have any interest in or to such contribution whatsoever.

          13.4-2 Notwithstanding any provision of the Plan to the contrary, all contributions are conditioned upon deductibility under section 404 of the Code, and to the extent any deduction is disallowed, the Trustees shall return the disallowed portion of the contribution to the Employer within one year after the disallowance of the deduction, and in such event no Participant shall have any interest in or to such contribution whatsoever.

          13.4-3 The amount which shall be returned to the Employer under Sections 13.4-1 and 13.4-2 shall be the excess of the amount contributed over the amount that would have been contributed had there not occurred a mistake of fact or a mistake in determining the deductibility of the contribution. Earnings attributable to the excess contribution may not be returned to the Employer, but losses attributable thereto must reduce the amount returned. If the return of the excess contribution would cause the balance credited to the Account of any Participant to be reduced to less than the balance which would have been credited to the Account had the excess amount not been contributed, then the amount to be returned to the Employer shall be limited so as to avoid such reduction.

          13.5   Construction.

          Wherever appropriate, words used in the singular include the plural, the plural includes the singular, and the masculine includes the feminine. Article and Section captions are for convenience only, do not affect the meaning of any provision of the Plan and are not to be considered in the interpretation hereof.

          13.6   Severability.

          If any provision of the Plan shall, for any reason, be invalid or unenforceable, the remaining provisions shall, nevertheless, be carried into effect as if the invalid or unenforceable provision were omitted.

          13.7   Applicable Law.

          Insofar as not inconsistent with ERISA, the Plan shall be construed, administered and enforced according to the laws of the state of Oregon.

          IN WITNESS WHEREOF, the parties have caused this Plan and the Trust Fund established thereby to be executed as of 17th day of December, 1996.



NORAM TELECOMMUNICATIONS, INC.              TRUSTEES


By /s/ SHELDON V. ORTON                     /s/ E.R. McAYEAL
   -------------------------------------    ------------------------------------
                                            Edward R. McAyeal

Title  President
      ----------------------------------

                                            /s/ PATRICK A. McCLOSKEY
                                            ------------------------------------
                                            Patrick A. McCloskey